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                                                                EXHIBIT 10.5



                              DISTRIBUTOR AGREEMENT

      Agreement made this 7th day of October, 1994, between Noise Cancellation Technologies, Inc. a Delaware corporation, having its principal office at 800 Summer Street, Stamford, Connecticut 06901 ("NCT"), and Quiet Power a New York corporation having its principal office at 1675 Broadway, Suite 2600, NY, NY 10019 ("Distributor").

      WHEREAS, NCT has developed proprietary technology in the field of attenuation, isolation, cancellation and/or control of noise and/or vibration by electronic means;

      WHEREAS, NCT has designed and developed certain products incorporating or based upon its technology as such products are hereinafter defined and desires to appoint Distributor upon the terms and conditions hereinafter set forth as a non-exclusive distributor of such products for resale within the geographic territory hereinafter defined; and

      WHEREAS, Distributor is willing to act as a non-exclusive independent distributor of NCT for the marketing, distribution and resale of such products upon the terms and conditions hereinafter set forth.

      NOW THEREFORE in consideration of the mutual covenants herein contained the parties agree as follows:
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1.    DEFINITIONS

      (a) "Products" means the products listed and described in Schedule A as the same may be supplemented or revised from time to time by a written amendment to this Agreement signed by both parties, (individually a "Product" and collectively the "Products").

      (b) "Territory" means the geographic area described in Schedule B as the same may be supplemented or revised from time to time by a written amendment to this Agreement signed by both parties.

      (c) "Purchasers" means all present and future purchasers of products from Distributor except those entities listed and described in Schedule C as the same may be supplemented or revised from time to time by a written amendment to this Agreement signed by both parties.

2. APPOINTMENT

      (a) Appointment. NCT hereby appoints Distributor to act as its non-exclusive independent distributor for the marketing and sale of Products to Purchasers in the Territory.

      (b) Acceptance. Distributor accepts the foregoing appointment by NCT and agrees to act as the non-exclusive independent distributor of NCT for the marketing and sale of Products to Purchasers in the Territory in accordance with the further terms and conditions of this Agreement. Distributor also agrees not to sell Products to or approach the entities listed and described in Schedule C without NCT's prior written consent.
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      (c) Non-Exclusivity.Distributor acknowledges that because of the nonexclusive nature of its appointment, NCT has the right to sell Products and to appoint others to sell Products to any party in the Territory or elsewhere.

3.    DISTRIBUTOR'S RESPONSIBILITIES AND DUTIES

      Distributor represents that it is technically and commercially knowledgeable with respect to the Products and the markets for the Products and is qualified to perform its responsibilities and duties in accordance with the further terms of this Agreement.

      Distributor shall actively and diligently promote and extend sales of the Products to the Purchasers and obtain orders for the Products in such manner as Distributor determines consistent with good commercial practices in order to achieve the maximum sales potential of the Products. Without limiting the generality of the preceding sentence Distributor shall:

      (i) Develop, with NCT, a sales plan including Product volume requirements and target account action plans and use its best efforts to achieve the sales objectives contained in such plans;

      (ii) Provide and maintain at its own expense a suitable place of business with adequate and efficient sales personnel, field engineers and facilities;

      (iii) Appoint such qualified agents, as it deems necessary or appropriate to achieve adequate sales coverage provided, however, Distributor shall be solely responsible for such appointments and for the acts and omissions of any such agents;

      (iv) Arrange for, and be responsible for all charges relating to, shipping Products to
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Purchasers, other than the shipping described in Paragraph 5 below;

      (v) Provide all installation of the Products;

      (vi) Provide all before-sale, after-sale and warranty service with respect to the Products that may be required by Purchasers;

      (vii) Provide secure storage and handling of Products in accordance with sound business practices and any. instructions furnished by NCT;

      (viii) Employ a sufficient number of technically qualified personnel to provide all field installation, before-sale, after-sale and warranty service and all such other service as may be necessary or appropriate, including, but not be limited to, regular calls on established accounts, a continuing effort to develop accounts, a prompt thorough handling of all customer inquires, and distributing up-to-date sales and technical literature to customers;

      (ix) Deliver to NCT monthly reports concerning Products purchased by Distributor's customers, and sales and service visits with Purchasers and potential purchasers and keep NCT reasonably informed of potential sales and problems pertaining to the Products and furnish NCT such additional sales and inventory reports as NCT may reasonably require;

      (x) Assist in gathering market data by providing NCT, from time to time, with sales forecasts, field reports and other information regarding sales and use of Products and participate with NCT in discussions regarding Product sales and distribution;

      (xi) Assume all credit risk in reselling the Products;

      (xii) Effectively use NCT sales aides and product literature;

      (xiii) Promptly distribute to Purchasers all operating instructions, maintenance manuals and safety information about the Products which is disclosed to Distributor during the term of this Agreement; and
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      (xiv) In order to be able to effectively respond to customer needs, purchase at least the minimum annual qualifying quantity of Products as set forth in Paragraph 4.

4.    ANNUAL PERFORMANCE REQUIREMENTS

      If in any contract year, Distributor fails to purchase the minimum quantity of Products for discounted price qualification as set forth in Schedule D, NCT may terminate this Agreement upon thirty (30) days written notice to Distributor as provided in Subparagraph 10 (c) below, without any liability to NCT whatsoever.

5.    ORDER, DELIVERY AND ACCEPTANCE

      (a) Order and Acceptance. Distributor shall order Products from NCT in accordance with NCT's standard ordering procedures and in sufficient time to meet any applicable installation date. All orders are subject to written acceptance by NCT. Acceptance of all orders and delivery thereunder are subject to the condition that Distributor's credit standing is acceptable, in NCT's sole judgment.

      (b) Shipping and Delivery. NCT shall ship orders for Products within sixty
(60) days to Distributor. Shipments shall be made by a Distributor designated shipper and shall be FOB place of manufacture or FOB point of shipment with shipping charges billed to Distributor by the shipper. Ownership and responsibility (including risk of loss) for Products shall transfer from NCT to Distributor at place of manufacture or point of shipment. Distributor shall pay all costs of insurance, packaging and transportation together with all sales, excise, V.A.T. and other taxes not based on income and all customs duties, fees, charges and expenses.
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      (c) Returns. Distributor shall not return Products and NCT shall have no obligation to accept the return of any Product except when such return is made in compliance with NCT's standard return policy as then in effect or in compliance with Section 14 below.

      (d) Force Majeure. NCT shall not be liable for delays which are caused by events that are beyond its reasonable control including, but not limited to, acts of God, acts of Distributor, acts of civil or military authority, fires, casualties, accidents, strikes or other difficulties, floods, earthquakes, epidemics, quarantine instructions, wars, insurrections, riots, police actions, civil commotion and demonstrations. In the event of a Product shortage NCT may allocate its available products among its distributors and other customers in such manners as it deems best. Whenever NCT delivers to a common carrier any Products ordered by Distributor, regardless of whether the particular carrier shall have been designated in Distributor's order or shipping instructions, such carrier shall be Distributor's agent and NCT shall not be liable for any delay, loss or damages in shipment. NCT shall prepare all Products for shipment in accordance with its established procedures.

6.    PRICE AND PAYMENT

      (a) Price. The price NCT charges Distributor for Products sold and delivered hereunder will be NCT's stocking distributor schedule price in effect at the time of shipment pursuant to Distributor's individual order for Products hereunder. During the term of this Agreement, NCT shall provide Distributor with price schedule revisions at least seven (7) days in advance of the effective date of such revision. NCT will honor existing prices for Product orders received from Distributor up to and including the day preceding the effective date of revised prices providing
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orders are for taking possession of Product within thirty (30) days of the price revision effective date.

      (b) Payment. Terms of payment for all Products sold hereunder shall be net thirty (30) days from the date of NCT's invoice which date shall not be earlier than the date of shipment of Products to Distributor hereunder. Invoices not paid within said term shall be subject to a one and one-half (1 1/2%) percent per month interest charge on any outstanding balance, or the maximum interest allowed by law, whichever is less.

7.    HANDLING OF PRODUCTS

      (a) No Modification of Products. Unless otherwise expressly agreed to in writing, Distributor agrees that nothing will be done while Products are in Distributor's possession that would modify, alter or change in any manner whatsoever the Products or their physical, operating or performance characteristics.

      (b) Distributor Packaging. If Distributor packages or re-packages Products delivered hereunder, Distributor will select proper and safe containers and packaging appropriate for the Products and will employ suitable production and quality control procedures for such packaging or re-packaging;
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8.    COOPERATION.

      (a) NCT Undertaking. NCT shall cooperate with Distributor in the marketing and sale of Products to Purchasers. NCT will provide such continuing technical support to Distributor as NCT considers reasonably appropriate and necessary to support the distribution and sale of Products in the Territory. Such technical support shall be reviewed and agreed upon by the parties from time to time during the term of this Agreement.

      (b) Purchaser's Complaints. Distributor shall promptly report to NCT all Purchaser complaints, reports of incidents- or any other adverse matters of which Distributor has knowledge concerning Purchasers' use of Products sold to Distributor hereunder. Distributor shall cooperate with NCT in the appropriate handling of such complaints, incidents or other matters. NCT will accept only those returns allowed after compliance with its returns policy as provided in Paragraph 5(c) above.

      (c) Access to Facilities. NCT shall have the right to visit facilities where Products are being stored and handled by Distributor at such times as are reasonably requested by NCT to observe Distributor's facilities used for storing and handling Products provided NCT agrees to comply with Distributor's reasonable instructions with respect to such visits.

9.    DESIGNATION; TRADEMARKS.

      (a) Designation. During the term of this Agreement, Distributor shall represent to third
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parties that it is NCT's non-exclusive, independent distributor of the Products in the Territory.

      (b) Use of NCT Trademarks. During the term of this Agreement, Distributor is authorized to and shall market and sell Products only under NCT's trademarks, trade names and logos and in accordance with NCT's instructions as to their use. Except as otherwise provided herein this Agreement does not convey any right, license or other authorization to use any of NCT's trademarks, trade names or logos in conjunction with the distribution and resale of Products or in any other manner. Upon termination of this Agreement, Distributor shall cease to use any of such marks, names or logos and shall remove any reference to NCT from its advertising and promotional material.

      (c) Notice of Infringement. Distributor agrees to notify NCT in writing promptly after it becomes aware of any adoption, use or registration by a third party of any trademark, trade name, tradedress or decorative design or logo which would infringe or which may impair or tend to impair NCT's rights to the trademarks, trade names, tradedress or decorative design or logo appearing on NCT's labels, literature, packaging or materials for Products.

10.   TERM AND TERMINATION.

      (a) Term. This Agreement shall take effect immediately following its execution by Distributor and NCT and shall be activated following receipt by NCT of the initial qualifying buy-in order from Distributor. This Agreement shall continue for one (1) year following activation and each year thereafter shall be automatically renewed for one (1) year unless either
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party provides the other with written notice of its desire to terminate this
Agreement ninety (90) days prior to the end of the initial term or either party provides the other with ninety (90) days written notice of its desire to terminate this Agreement during a renewal term.

      (b) Events of Termination. NCT or Distributor, as applicable, shall each have the right to terminate this Agreement upon the occurrence of any of the following events with respect to the status or actions of the other:

            (i) A decree or order shall have been entered by a Court of competent jurisdiction adjudging NCT or the Distributor, as the case may be, bankrupt or insolvent, or approving as properly filed a petition seeking reorganization, readjustment, arrangement, composition or similar relief for NCT or the Distributor, as the case may be, under any bankruptcy law or any other similar applicable statute, law or regulation,. where a decree or order of a Court of competent jurisdiction shall have been entered for the appointment of a receiver or liquidator or trustee or assignee in bankruptcy or insolvency of NCT or the Distributor, as the case may be, or a substantial part of its property, or for its property, or for the winding up or liquidation of its affairs.

            (ii) NCT or the Distributor, as the case may be, shall institute proceedings to be adjudicated a voluntary bankrupt, or shall consent to the filing of a bankruptcy petition against it, or shall file a petition or answer or consent seeking reorganization, readjustment, arrangement, composition, liquidation or similar relief under any bankruptcy law or any other similar applicable statue, law or regulation, or shall consent to the appointment of a receiver or liquidator or trustee or assignee in bankruptcy or insolvency of it or of a substantial part of its
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property, or shall make an assignment for the benefit of creditors, or shall be unable to pay its debts generally as they become due, or shall cease the active conduct of its business, or shall take any corporate action in furtherance of any of the foregoing.

      (iii) Either NCT or Distributor shall commit a material breach of the terms of this Agreement and the same and all of its effects shall not be remedied, including reimbursement to the other party of any losses occurred on account thereof, within thirty (30) days after written notice thereof as given by the other party to such defaulting party.

      (iv) Distributor shall fail to pay, within thirty (30) days after the same shall become due and payable any obligation owed to NCT and such failure to pay shall not be remedied, including payment to NCT of any interest that may have accrued on such indebtedness and reimbursement to NCT of any cost of collection, within three (3) days after notice of such failure is given to Distributor by NCT.

      (c) Procedure for Termination. The party desiring to terminate this Agreement upon the occurrence of an event of termination described in Sub-paragraph 10 (b) above and the expiration of the applicable remedial period without the elimination or correction of the event of termination shall do so by giving written notice thereof to the other, which notice shall specifically identify the reason for such termination. This Agreement shall terminate effective immediately upon the giving of such notice, or such later time as the notice of termination may specify, subject to the terms and conditions and the obligations of the parties hereunder.

            (d) Return of Products. In the event of the termination of this Agreement as provided in this Section 10 or otherwise, NCT shall have the right, in its sole discretion, to obtain from
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Distributor all Products then in the possession or under the control of
Distributor or such other parties thereof as NCT may determine upon notice to Distributor delivered within sixty (60) days of such termination. Upon receipt of such notice, Distributor shall deliver the Products specified in said notice to NCT properly packaged and in accordance with the delivery instructions contained in said notice. Upon receipt, NCT shall reimburse Distributor for the purchase price paid by Distributor to NCT for all Products delivered to NCT unopened, undamaged and unused together with the costs of delivering the same to NCT.

11.   PROPRIETARY INFORMATION.

      Distributor agrees that it shall not during the term of this Agreement, and for a period of five (5) years following the termination of this Agreement, for any reason, disclose to any third party any information, documents or materials pertaining to the specifications, development, manufacture and technical methods relating to the Products or any other information, documents or materials concerning the business affairs of NCT or any information related to the pricing, marketing or sale of any of the Products, except where in the public domain or where disclosed through no breach of this Agreement by Distributor in the course of performing its duties under this Agreement, or unless disclosure is necessary pursuant to court order or with respect to any litigation between the parties hereto or with third parties, and then subject only to a protective order that shall be on notice to Distributor and/or NCT, as the case may be.
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12.   EXCLUSION OF AGENCY.

      Distributor's relationship with NCT under this Agreement shall at all times be that of an independent contractor and Distributor shall have no authority or power to act as agent of NCT for any purpose and shall not on behalf of NCT either (i) enter into any contract or agreement of any sort or,
(ii) make any promise, warranty or representation with respect to Products or to any other matter, NCT shall not be bound by the acts, omissions or conduct of Distributor or any of its employees or agents. Distributor shall at all times properly identify its foregoing relationship with NCT.

13.   PRODUCT EXCLUSIVITY.

      In order to further NCT's development and enable NCT to gain access to the relevant markets for the Products, Distributor agrees during the term of this Agreement and for six (6) months thereafter not to distribute or sell products or equipment (or components or parts thereof) which have the same or substantially similar uses as the Products and which are manufactured by or for a party other than NCT.

14.   WARRANTIES.

      NCT warrants that each Product it sells to Distributor, when delivered and properly installed will be free of defects in workmanship and materials. If any failure to conform to this warranty becomes apparent within one hundred eighty
(180) days of delivery to Distributor or
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ninety (90) days of delivery to the Purchaser thereof, whichever shall first occur, NCT shall upon prompt written notice and upon compliance by Distributor with such instructions as NCT may give as to return of defective Products, correct or cause to be corrected such defects by repair or replacement of the defective Products. Correction in the foregoing manner shall constitute a fulfillment of all liabilities and obligations of NCT with respect to the quality of Products. This warranty shall not apply in any case where a Product is altered or modified from the specifications relating to the design, development, installation and operation of such Product or where such Product is not installed, used or maintained in accordance with the manufacturer's instructions, or subject to misuse, neglect or accident.

      THE WARRANTY AND REMEDIES SET FORTH ABOVE ARE EXCLUSIVE AND IN LEU OF ALL OTHERS, WHETHER ORAL OR WRITTEN, EXPRESSED OR IMPLIED. NCT SPECIFICALLY DISCLAIMS ANY AND ALL IMPLIED WARRANT'S, INCLUDING, WITHOUT LIMITATION, WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE. No agent or employee of NCT is authorized to make any modification, extension or addition to this warranty.

      NCT IS NOT RESPONSIBLE FOR SPECIAL, INCIDENTAL, OR CONSEQUENTIAL DAMAGES RESULTING FROM ANY BREACH OF WARRANTY OR UNDER ANY OTHER LEGAL THEORY, INCLUDING BUT NOT LIMITED TO LOST PROFITS, DOWNTIME, DAMAGE TO GOODWILL, DAMAGE TO OR REPLACEMENT OF EQUIPMENT AND PROPERTY, OR FAILURE TO MEET OR COMPLY WITH THE REQUIREMENTS OF ANY SAFETY, ENERGY, BUILDING OR ENVIRONMENTAL LAW, ORDNANCE, CODE OR REGULATION OF ANY COUNTRY OR POLITICAL SUBDIVISION THEREOF.

15.   SUCCESSORS AND ASSIGNS.

      This Agreement shall be binding upon and inure to the benefit of the respective successors and permitted assigns of each of the parties hereto but any assignment of this Agreement by Distributor or delegation of its obligations hereunder without the prior written
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consent of NCT shall be void.

16.   ENTIRE AGREEMENT.

      This Agreement, together with the Schedules attached hereto, constitutes the entire agreement between the parties hereto and supersedes all prior agreements, understandings and arrangements, oral or written, with respect to the subject matter hereof.

17.   MODIFICATIONS AND WAIVERS.

      No modification of this Agreement or waiver of the terms and conditions hereof shall be binding upon either party unless approved in writing by an authorized representative of such party nor shall the terms and conditions of this Agreement be effected by the acknowledgment or acceptance of purchase orders or other forms containing additional or different terms or conditions whether or not signed by an authorized representative of such party. To the degree that either of both parties find it convenient to employ a standard form of purchase order or acknowledgment of order in administering the terms of this Agreement it may do so but none of the terms and conditions printed or otherwise appearing on such forms shall be applicable except to the extent that it sets forth information required to be furnished hereunder unless provided to the contrary and such provision to the contrary is specifically acknowledged in writing by authorized representatives of both parties hereto.
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18.   SEVERABILITY.

      Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or effecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction.

19.   NOTICES.

      All notices, requests, demands and other communications required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been duly given if delivered personally, transmitted by telex or facsimile transmission device, or sent by registered mail, return receipt requested, postage pre-paid to the parties hereto at their respective addresses as set forth above, or to such other address as either party hereto shall hereafter specify by notice similarly given.

20.   COMPLIANCE WITH LAWS.

      Neither Distributor nor NCT shall take any action which would, or fail to take any action when such failure would directly or indirectly, result in or constitute a violation by either party of any applicable law, treaty, ruling or regulation, including, without limitation, laws and regulations relating to the import, export, resale and distribution of the Products
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21.   FURTHER ASSURANCES.

      The parties hereto shall do or perform or cause to be done or performed all such further acts and things and shall execute and deliver all such other agreements, certificates, instruments and documents as the other party hereto may reasonably request in order to carry out the intent and accomplish the purposes of this Agreement.

22.   GOVERNING LAW.

      This Agreement shall be governed by and construed in accordance with the laws of the State of New York and of the United States of America.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day hereabove written.

                                        NOISE CANCELLATION TECHNOLOGIES, INC.


                                        By:/s/ Art Garofalo
                                           ---------------------------

                                        V.P. Sales
                                        ------------------------------

                                        By: /s/ Jonathan M. Charry
                                           ---------------------------
                                           President and CEO
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                                   SCHEDULE D

                            Annual Minimum Quantities
                                 To Be Purchased
                             For Discounted Pricing*

ProActive Discount Schedule

Annual Order Quantity                     Discount off List
---------------------                     -----------------
      1-25                                      List
      26-100                                    15%
      100-249                                   20%
      250-499                                   25%
      500                                       RFQ

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* To qualify for discounted pricing, Distributor must purchase the following minimum percentage of the specified annual total by the end of each quarter for the year in question:

      First Quarter     15%
      Second Quarter    40%
      Third Quarter     65%
      Fourth Quarter   100%
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                                   SCHEDULE B

                                    Territory

Non-exclusive territory:
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                                  SCHEDULE C

                             Purchaser Exceptions

Distributor shall not sell Products to or approach the entities listed below without NCT's prior written consent:

None